EXHIBIT 14(B)
            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Metropolitan Series Fund, Inc. on Form N-14 of our report dated February 14, 2005 relating to the financial statements of BlackRock Money Market Portfolio, a series of Metropolitan Series Fund, Inc. for the year ended December 31, 2004 in the Prospectus/Proxy Statement, which is a part of such Registration Statement.

We also consent to the references to us under the heading "Availability of Additional Information about the Account and Portfolio" in such Prospectus/Proxy Statement and under the heading "Financial Statements" in the Statement of Additional Information relating to such Prospectus/Proxy Statement.


/s/ Deloitte & Touche LLP
Boston, Massachusetts
January 18, 2006